Exhibit (a)(33)

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            Amended and Restated Offer to Purchase Dated May 24, 2005
     Relating to the Offer to Purchase Dated September 10, 2004, as Amended
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                             LOLA BROWN TRUST NO. 1B

             Has Amended and Restated Its Offer to Purchase for Cash
               Up to 1,620,000 Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                              $19.89 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE AT 5:00 P.M.,
     NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 14, 2005, UNLESS THE OFFER
                              IS FURTHER EXTENDED.


                                                                    May 24, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in Alaska (the "Purchaser"), to act as information agent in connection with the Purchaser's offer to purchase up to 1,620,000 shares of common stock, par value $0.0001 per share (the "shares"), of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), at $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated May 24, 2005 (the "Restated Offer") and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). The Restated Offer amends and restates the Offer to Purchase dated September 10, 2004 originally published by the Purchaser together with the Ernest Horejsi Trust No. 1B, as amended by the Supplement dated October 1, 2004, the Supplement No. 2 dated October 14, 2004, the Supplement No. 3 dated October 26, 2004 and the Supplement No. 4 dated January 25, 2005. The Ernest Horejsi Trust No. 1B is no longer offering to purchase any shares in the Offer.

     Please furnish copies of the enclosed Restated Offer to those of your clients for whom you hold shares registered in your name or in the name of your nominee. In addition to restating and integrating the terms of the Offer as set forth in the Offer to Purchase dated October 1, 2004 and the four supplement documents, the Restated Offer amends the Offer by extending the expiration date to 5:00 P.M., New York City Time on Wednesday, September 14, 2005, unless further extended, by reflecting the decision by the Ernest Horejsi Trust No. 1B to no longer offer to purchase any shares in the Offer, by increasing the number of shares being sought in the Offer from 1,615,000 to 1,620,000 and by providing additional information for NRL stockholders with respect to the Offer.

     CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE RESTATED OFFER.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED, AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 14, 2005, UNLESS THE OFFER IS FURTHER EXTENDED.

     In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Restated Offer) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Restated Offer, an agent's message (as defined in the Restated Offer), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Restated Offer) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

     Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Restated Offer.

                                          Very truly yours,

                                          MACKENZIE PARTNERS, INC.

     Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, the depositary, the information agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Restated Offer, the documents previously provided to you by us with respect to the Offer and the statements contained therein.